Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement of Repligen Corporation on Forms S-3 (File No. 333-211436) and Forms S-8 (File Nos. 333-224978, 333-196456, 333-184284, 333-181670, 333-157168 and 333-89140) of our report dated March 8, 2019, with respect to our audits of the financial statements of C Technologies, Inc., which comprise the balance sheets as of December 31, 2018 and 2017, and the related statements of income, stockholders’ equity, and cash flows for the years then ended, and the related notes to the financial statements, which report is included in this Form 8-K/A of Repligen Corporation.

/s/ Friedman LLP

Friedman LLP

East Hanover, NJ

April 29, 2019